 Exhibit 10.8

PROMISSORY NOTE

$480,000	September 15, 2010

For Value Received, the undersigned jointly and severally promises to pay to the order of

YTB INTERNATIONAL, INC.

the sum of Four Hundred Eighty Thousand and no/100 Dollars ($480,000.00), together with interest thereon from the date hereof until paid at the rate of Six Percent (6.00%) per annum, only being payable in monthly installments of $9,279.79, the first such installment being due on the 16th day of January, 2011, and a like installment being due on the 16th day of each succeeding month thereafter, and a final installment, including the full balance of principal and interest thereon being due on the 16th day of June, 2016.

The payment of this note is secured by the lien of the improvements made to the Lessee's property located at 1901 E. Edwardsville Road, Wood River, Illinois.

Makers reserve the right and privilege of prepaying any amount on the principal of this note, on any interest payment date, interest to abate on all payments so made. Such prepayments, if any, shall be applied to the principal amount outstanding and shall not extend of or postpone the due date of any subsequent monthly installments or change the amount of such installments unless the holder hereof shall otherwise agree in writing.

If any payment of principal or interest be not made promptly and in strict accordance with the tenor and effect hereof the holder of Holders shall, notify the Makers that this Promissory Note shall be in Default if such payment is not paid within ten (10) days of such notice. If Default occurs because of the Makers' failure to cure within such ten (10) day period after the holder or holders' notice of intent to declare Default, then at the election of the holder or holders of this note made at any time after such default, the entire principal sum hereof, then unpaid, together with accrued interest thereon, shall at once become payable.

The principal amount, and each installment thereof, shall bear interest at the rate of Ten Percent (10.00%) per annum after it becomes due whether by acceleration or otherwise, and during the period of any default hereunder.

Every person now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, for each such person, expressly waived presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection, and assents that the time of said payment may be extended without anywise modifying, altering, releasing, affecting, or limiting her liability.

This Promissory Note shall be governed by and construed in accordance with the laws of Illinois.

ZEISER AUTOMOTIVE GROUP

BY:	/s/ David G. Zeiser – President

	Attest:	/s/ Clay Winfield 9/28/10